UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2016

SUNWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36868	01-0592299
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

1010 Winding Creek Road, Suite 100 Roseville, CA	95678
(Address of Principal Executive Offices)	(Zip Code)

(916) 409-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2016, the Board of Directors (the “Board”) of Sunworks, Inc. (the “Company”) appointed Mr. Rhone Resch to the Board which appointment will take effect November 1, 2016.

Since 2004, Mr. Resch has served as the President and Chief Executive Officer of Solar Energy Industries Association. From 1998 until 2004, he served as the Senior Vice President of Natural Gas Supply Association, and from 1994 until 1998 he served as the Program Manager of the United State Environmental Protection Agency – Office of Air and Radiation. From 1992 until 1994 Mr. Resch served as a Senior Analyst at Project Performance Corporation. Mr. Resch received a Bachelor of Arts, English/Natural Resources from the University of Michigan, a Master of Environmental Science from State University of New York and a Master of Public Administration, Management from Syracuse University.

The Board of Directors concluded that Mr. Resch is qualified to serve as a Director because of his industry expertise and corporate leadership experience.

Mr. Resch does not have a family relationship with any of the executive officers or directors of the Company. Except for the issuance of the Option (defined below), there are no arrangements or understandings between Mr. Resch and any other person pursuant to which he was appointed as a director of the Company.

In connection with Mr. Resch’s appointment to the Board, the Compensation Committee of the Board approved the issuance of an option to purchase 50,000 shares of the Company’s common stock (the “Option”) with an exercise equal to the closing price of the Company’s common stock on the date of the grant. The Option was issued pursuant to the Company’s 2016 Equity Incentive Plan and shall vest and become exercisable in 1/24 increments over a two year period commencing on the date of the grant.

ITEM 8.01 OTHER EVENTS

On October 27, 2016, the Company issued a press release regarding Mr. Resch’s appointment as a Director of the Company. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) The following are filed as exhibits to this report on Form 8-K.

Exhibit No.	Description

99.1	Sunworks, Inc. Press Release dated October 27, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNWORKS, INC.

Date: October 28, 2016	By:	/s/ James B. Nelson
	Name:	James B. Nelson
	Title:	Chief Executive Officer